Exhibit 5.1

Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017 davispolk.com

October 29, 2026

Meta Platforms, Inc. 1 Meta Way Menlo Park, California 94025

Ladies and Gentlemen:

Meta Platforms, Inc., a Delaware corporation (the “Company”), has filed with the Securities and Exchange Commission a Registration Statement on Form S-3 (File No. 333-299631) (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), certain securities, including the 287,500,000 shares of its Series A Depositary Shares (the “Depositary Shares”), each representing a 1/20th interest in a share of the Company’s newly issued 6.50% Series A Mandatory Convertible Preferred Stock, par value $0.000006 per share (the “Mandatory Convertible Preferred Stock” and, together with the Depositary Shares, the “Securities”) to be sold pursuant to the Underwriting Agreement dated October 26, 2026 (the Underwriting Agreement”) among the Company and the several underwriters named therein (the “Underwriters”). The Securities include 37,500,000 additional Depositary Shares (corresponding to 1,875,000 additional shares of the Mandatory Convertible Preferred Stock) that the Underwriters have the option to purchase pursuant to the over-allotment option provided for by the Underwriting Agreement. The shares of Mandatory Convertible Preferred Stock are being issued pursuant to the certificate of designations of the Company filed by the Company with the Secretary of State of the State of Delaware on October 28, 2026 (the “Certificate of Designations”). The Depositary Shares are being issued pursuant to the Deposit Agreement dated October 29, 2026 (the “Deposit Agreement”) among the Company, Computershare Trust Company, N.A. and Computershare Inc., acting jointly as depositary (the “Depositary”), and the holders from time to time of the depositary receipts evidencing the Depositary Shares issued thereunder. The Mandatory Convertible Preferred Stock will be initially convertible into shares of the Company’s Class A common stock, par value $0.000006 per share (the “Underlying Class A Common Stock”), in accordance with the Certificate of Designations.

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vi) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

Based upon the foregoing, we advise you that, in our opinion, (i) the Mandatory Convertible Preferred Stock has been duly authorized and, when the Mandatory Convertible Preferred Stock has been issued and deposited by the Company with the Depositary in accordance with the Deposit Agreement and the

Meta Platforms, Inc.

Depositary Shares evidenced by the Depositary receipts have been delivered to and paid for by the Underwriters in accordance with the Underwriting Agreement, the Mandatory Convertible Preferred Stock will be validly issued, fully paid and non-assessable; (ii) the Depositary Shares have been duly authorized and, when issued in the manner provided in the Deposit Agreement and delivered to and paid for by the Underwriters pursuant to the Underwriting Agreement, will be legal and valid interests in the corresponding shares of Mandatory Convertible Preferred Stock, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability; and (iii) the shares of Underlying Class A Common Stock issuable upon conversion of the Mandatory Convertible Preferred Stock have been duly authorized and when issued and delivered in the manner provided in the Certificate of Designations, will be validly issued, fully paid and non-assessable.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to a report on Form 8-K to be filed by the Company on the date hereof and its incorporation by reference into the Registration Statement and further consent to the reference to our name under the caption “Legal Matters” in the prospectus supplement, which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP

October 29, 2026	2